EXHIBIT 12


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                        Year Ended August 31

                                                 1994            1995            1996            1997            1998

                                                                       (Amounts in Thousands)
Earnings:
     Pretax Income.........................  $    78,766     $   197,641     $   155,754     $   163,672     $    55,025

     Minority Interest in Income of
         Consolidated Subsidiary that
         has Fixed Charges.................          333           9,793           7,604          10,586           8,346

     Minority Interest in Loss of
         Consolidated Subsidiary ..........       (4,855)             -0-           (221)         (1,902)         (1,341)

     Equity Interest in Loss (Income)
         (Earnings less distributions) of
         Investees (A).....................          603            (623)            574            (868)        (56,531)

     Distributions from
         Investees (A).....................           -0-             -0-             -0-              5          57,620

     Total Fixed Charges (excluding
         interest capitalized).............       64,838          68,271          76,658          79,247          94,960


Total Earnings.............................  $   139,685     $   275,082     $   240,369     $   250,740     $   158,079



Fixed Charges:
     Interest (including amounts
         capitalized and amortization of
         debt issuance costs)..............  $    52,297     $    55,497     $    65,361     $    68,099     $    79,421

     Estimated Interest Component
         of Rentals........................       12,898          13,494          12,926          15,127          19,483



Total Fixed Charges........................  $    65,195     $    68,991     $    78,287     $    83,226          98,904



Ratio of Earnings to Fixed Charges.........         2.1            4.0             3.0             3.0              1.6



(A) For 1994 through 1997, equity interest and distributions shown represent less-than-50%-owned Investees. For 1998, equity interest and distributions shown represent 50%-owned and less-than-50%-owned Investees.